Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

Wright & Company, Inc. hereby consents to the use of our analysis relating to the evaluation titled Evaluation of Oil and Gas Reserves To the Interests of Certain Partnerships Managed by Atlas Resource Partners, L.P., Pursuant to the Requirements of the Securities and Exchange Commission, Effective January 1, 2014, Job 14.1586-A, dated March 10, 2014, for use in the Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission, and to all references to Wright & Company, Inc., as having prepared such analysis and as an expert concerning such analysis.

Wright & Company, Inc.
TX Reg. No. F‐12302

By:	/s/ D. Randall Wright
D. Randall Wright
President

Wright & Company, Inc.

Brentwood, Tennessee

March 10, 2014